Exhibit 99.1(b)

                INSTRUCTIONS FOR USE OF FIDELITY FEDERAL BANCORP
                          SHAREHOLDER RIGHTS AGREEMENT

                   CONSULT THE COMPANY OR YOUR BANK OR BROKER
                               AS TO ANY QUESTIONS

     The following instructions relate to a rights offering (the "Rights Offering") by Fidelity Federal Bancorp (the "Company"), to the holders of its common stock (the "Common Stock"), as described in the Company's prospectus dated _____________, 2001 (the "Prospectus"). Holders of record of shares of the Common Stock at the close of business on _______________, 2001 (the "Record Date") are receiving one (1) subscription right, rounded down to the nearest whole number, for every _____ shares of the Common Stock held by them on the Record Date (the "Basic Subscription Right"). Each Basic Subscription Right is exercisable, upon payment of $1,000 in cash (the "Basic Subscription Price"), to purchase $1000 principal amount of notes. For each $1000 principal amount of notes purchased you will receive warrant subscription rights to purchase 333 1/3 warrants at the price of $0.50 per warrant (the "Warrant Subscription Price"). Each warrant represents the right of the holder to purchase one (1) share of common stock of Fidelity Federal at $3.00 per share less the purchase price of the warrant (the "Warrant Subscription Right").

     In addition, subject to availability and proration, and the limitations described in the Prospectus, each rights holder who fully exercises the Basic Subscription Right as to notes, or the Warrant Subscription Right as to warrants, may also subscribe at the Basic Subscription Price or at the Warrant Subscription Price, as the case may be, for additional notes or warrants (respectively, the Basic Over-Subscription Privilege" and the "Warrant Over-Subscription Privilege"). Only the notes and warrants not subscribed for through the exercise of the Basic Subscription Right and the Warrant Subscription Right by the Expiration Date, as defined below, will be available for purchase pursuant to the Basic Over-Subscription Privilege or the Warrant Over-Subscription Privilege.

     Nominee holders of Common Stock that hold, on the Record Date, shares for the account(s) of more than one beneficial owner may exercise the number of Basic Subscription Rights and Warrant Subscription Rights (collectively, the "Rights") to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date; provided such nominee holder makes a proper showing to the Company, as determined in the Company's sole and absolute discretion.

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     The Rights will expire at 5:00 p.m., Central time, on _________________,
2001 (the "Expiration Date").

     You should calculate the number of Rights to which you are entitled in the manner set forth on the face of your Shareholder Rights Agreement. You should indicate your elections with regard to the exercise of your Rights by completing the appropriate form or forms on your Shareholder Rights Agreement and returning it to the Company in the envelope provided. Your Shareholder Rights Agreement must be received by the Company, including final clearance of any checks on or before 5:00 p.m., Central time, on _____________, 2001. You may not revoke any exercise of your Rights.

1.   Subscription Privilege.
     ----------------------

     To exercise Rights, complete the Shareholder Rights Agreement and deliver your properly completed and executed Shareholder Rights Agreement, together with payments in full to the Company of both the Basic Subscription Price for each $1000 principal amount of notes subscribed for pursuant to the Basic Subscription Right and the Basic Over-Subscription Privilege, and the Warrant Subscription Price for each Warrant Subscription Right and the Warrant Over-Subscription Privilege (collectively, the "Total Subscription Price") to the Company.

     Payment of the Total Subscription Price must be made in U.S. dollars for the full number of notes and warrants being subscribed for by (a) check or bank draft (cashier's check) drawn upon a United States bank or a postal, telegraphic or express money order payable to the order of Fidelity Federal Bancorp, or (b) wire transfer of same day funds to the account maintained by the Company for such purpose at the Federal Home Loan Bank of Indianapolis, ABA# 074 001 019 further credit United Fidelity Bank, fsb (marked: Fidelity Federal Bancorp - Rights Offering). The Subscription Price will be deemed to have been received by the Company only upon (i) the clearance of any uncertified check, (ii) the receipt by the Company of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, (iii) receipt by the Company of any funds transferred by wire transfer, or (iv) receipt of funds by the Company through an alternative payment method approved by the Company.

     If paying by uncertified personal check, please note that the funds paid thereby may take five business days or more to clear. Accordingly, Rights holders who wish to pay the Total Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds. Banks, brokers, trusts, depositories or other nominee holders of the Rights who exercise the Basic Subscription Right and the Basic Over-Subscription Privilege, or the Warrant Subscription Right and the Warrant Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Company on a Nominee Holder Certification Form, in connection with the exercise of either the Basic Over-Subscription Privilege or the Warrant Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised, and the number of notes or warrants that are being subscribed for pursuant to the over-subscription privileges by each beneficial owner of Rights on whose behalf such nominee holder is acting.

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The address and facsimile numbers of the Company are as follows:

                  Fidelity Federal Bancorp
                  18 NW Fourth Street
                  PO Box 1347
                  Evansville, Indiana 47706-1347
                  Attention: Mark A. Isaac, Vice President
                  Telephone: (812) 424-0921
                  Facsimile: (812) 421-2931

     Delivery of the Shareholders Rights Agreement to an address other than as set forth above or transmission via a facsimile machine other than as set forth above does not constitute a valid delivery.

     The telephone numbers of the Company, for inquiries, information or requests for additional documentation are as follows:

                  Fidelity Federal Bancorp
                  Attention: Mark A. Isaac, Vice President
                  18 NW Fourth Street, PO Box 1347
                  Evansville, Indiana 47706-1347
                  Telephone:        (812) 424-0921

     If you do not specify the number of subscription rights and over-subscription privileges being exercised, or if your payment is not sufficient to pay the total purchase price for all of the notes and warrants that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights and over-subscription privileges that could be exercised for the amount of the payment that we received from you. If your payment exceeds the total purchase price for all of the subscription rights shown on this shareholder rights agreement, your payment will be applied, until depleted, to subscribe for notes and warrants in the following order:

     (1) to subscribe for the principal amount of notes and the number of warrants, if any, that you indicated on the shareholder rights agreement that you wished to purchase through your basic subscription right and warrant subscription right, until your basic subscription right and warrant subscription right have been fully exercised;

     (2) to subscribe for additional principal amount of notes pursuant to the basic over-subscription privilege, subject to any applicable limitation; and

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     (3)  to subscribe for additional warrants pursuant to the warrant over-subscription privilege, subject to limitation.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

2.   Conditions to Completion of the Rights Offering.

     There are no conditions to the completion of the Rights Offering. However, the board of directors of the Company may withdraw the Rights Offering in its sole discretion at any time prior to or on ______________, 2001 for any reason (including, without limitation, a change in the market price of the Company's common stock). If the board of directors of the Company withdraws the Rights Offering, any funds you paid will be promptly refunded, without interest or penalty.

3.   Delivery of notes and warrants.

     The following deliveries and payments will be made to the address shown on the face of your Shareholders Rights Agreement unless you provide instructions to the contrary on the Shareholders Rights Agreement.

     (a) Basic Subscription Right and Warrant Subscription Right. As soon as practicable after the valid exercise of the Rights, the Company will mail to each exercising Rights holder certificates representing notes and warrants purchased pursuant to the Basic Subscription Right and Warrant Subscription Right.

     (b) Basic Over-Subscription Privilege and Warrant Over-Subscription Privilege. As soon as practicable after the Expiration Date, the Company will mail to each Rights holder who validly exercises the Basic or Warrant Over-Subscription Privilege the number of notes and warrants allocated to such Rights holder pursuant to the respective over-subscription privilege.

     (c) Cash Payments. As soon as practicable after the Expiration Date, the Company will mail to each Rights holder who exercises the over-subscription privilege with respect to notes or warrants any excess funds, without interest or deduction, received in payment of the Subscription Price for each note or warrant that was subscribed for by, but not allocated to, such Rights holder pursuant to the relevant over-subscription privilege.


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4.   Execution.

     (a) Execution by Registered Holder(s). The signature on the Shareholder Rights Agreement must correspond with the name of the registered holder exactly as it appears on the Shareholders Rights Agreement without any alteration or change whatsoever. If the Shareholder Rights Agreement is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Shareholder Rights Agreement in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Company satisfactory evidence of their authority to so act.

     (b) Execution by Person Other than Registered Holder. If the Shareholder Rights Agreement is executed by a person other than the holder named on the face of the Shareholder Rights Agreement, proper evidence of authority of the person executing the Shareholder Rights Agreement must accompany the same unless, for good cause, the Company dispenses with proof of authority.

     (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you wish to specify special delivery instructions pursuant to the Shareholder Rights Agreement.

5.   Method of Delivery.

     The method of delivery of Shareholder Rights Agreements and payment of the Subscription Price to the Company will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Company and the clearance of any checks sent in payment of the Subscription Price prior to the Expiration Date.

6.   Substitute Form W-9.

     Each Rights holder who elects to exercise Rights through the Company should provide the Company with a correct Taxpayer Identification Number ("TIN") and, where applicable, certification of such Rights holder's exemption from backup withholding on Substitute Form W-9. Each foreign Rights holder who elects to exercise the Rights through the Company should provide the Company with certification of foreign status on Form W-8. Copies of Form W-8 and additional copies of Substitute Form W-9 may be obtained upon request from the Company at the address, or by calling the telephone number indicated above. Failure to provide the information on the form may subject such holder to 31% federal income tax withholding with respect to interest and dividends that may be paid by the Company on notes and warrants purchased upon the exercise of Rights (for those holders exercising Rights).